Exhibit 99.1
CONSOLIDATED WATER CO. LTD. REPORTS RECORD 2006 EARNINGS
COMPANY DECLARES FIRST QUARTER CASH DIVIDEND
GEORGE TOWN, Grand Cayman, Cayman Islands (March 16, 2007). Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported record revenues and earnings for the year ended December 31, 2006. The Company also announced the declaration of its quarterly cash dividend.
Net income for the 2006 fiscal year totaled $7,521,126 ($0.59 per diluted share), the highest earnings in the Company’s history, for an increase of 36% from the prior year’s net income of $5,514,258 ($0.45 per diluted share).
“Our record 2006 earnings primarily reflect a recovery in economic activity in the Cayman Islands following the devastation caused when Hurricane Ivan struck Grand Cayman in September 2004 and the impact of the hurricane upon tourism and water demand throughout much of 2005,” commented Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “Reconstruction and new development activities, along with a stronger tourist economy on Grand Cayman, allowed sales and profits at our retail and bulk operations on the island to improve significantly from 2005 levels. Sales and gross margin also benefited from additional capacity and operational efficiencies at our Windsor plant in The Bahamas throughout most of the year.”
“The contract in Bermuda is proceeding as planned, and I was pleased with our progress on a recent visit,” continued McTaggart. “Our retail water production capacity in Cayman has been expanded by 1 million US gallons per day, or approximately 38%, in the first quarter of 2007, in order to meet anticipated peak demand in 2007. We are completing an expansion of the North Sound plant on Grand Cayman that will double its capacity to 1.6 million gallons per day and expect this additional capacity to come on line within the next few days.”
“We have received Requests for Proposals from the Governments of The Bahamas and the Cayman Islands for seawater desalination plants, each capable of producing over 2 million gallons per day, and are preparing proposals for these projects. We believe we will be competing against our traditional competitors for these projects. Meanwhile, we continue to aggressively pursue opportunities in new and existing markets in Central America and other regions where potable water is becoming an increasingly precious resource,” concluded McTaggart.
Total revenues in the year ended December 31, 2006 increased 46% to a record $38.2 million, compared with $26.2 million in the year ended December 31, 2005. Retail water sales rose 35% to approximately $18.0 million in 2006, versus approximately $13.4 million in 2005. Bulk water sales increased 56% to approximately $18.3 million in the most recent year, compared with approximately $11.7 million in the year ended December 31, 2005. Services revenues approximated $1.9 million in 2006, compared with approximately $1.1 million in 2005.
Consolidated gross profit increased to approximately $15.6 million (41% of revenues) in the year ended December 31, 2006, versus approximately $10.4 million (40% of revenues) in the previous year. The gross margin on retail sales improved to 63% in the year ended December 31, 2006, versus 60% in 2005. The gross margin on bulk sales improved to 21% in the year ended December 31, 2006 from 16% in the year ended December 31, 2005.
Net income for the quarter ended December 31, 2006 declined to $674,046 ($0.05 per diluted share), from $1,649,499 ($0.13 per diluted share) in the fourth quarter of 2005.
Total revenues for the fourth quarter of 2006 increased to approximately $9.3 million, compared with approximately $7.4 million in the corresponding quarter of the previous year. Retail water sales were relatively unchanged at approximately $3.9 million for the fourth quarter of 2006, compared with approximately $3.8 million in the three months ended December 31, 2005. Bulk water sales increased to approximately $5.1 million in the quarter ended December 31, 2006, versus approximately $3.3 million in the prior-year quarter. Services revenues for the quarters ended December 31, 2006 and 2005 were approximately $288,000 and $261,000, respectively.
Consolidated gross profit for the fourth quarter of 2006 decreased to approximately $2.6 million from approximately $3.0 million in the fourth quarter of 2005. Gross margins for the retail and bulk segments approximated 59% and 8%, respectively, in the final quarter of 2006, compared with 61% and 15%, respectively, in the year-earlier period.
Lower profitability in the fourth quarter of 2006, when compared with the prior-year period, was due to a decrease in gross profit of approximately $350,000, an increase in interest expense of approximately $485,000, and a $241,000 write-off of deferred costs due to the early extinguishment of debt.
With respect to gross profit, the retail segment was consistent at approximately $2.3 million in gross profit for the quarters ended December 31, 2006 and 2005. The services segment posted a $300,000 decline in gross profit — from a positive $156,000 in the quarter ended December 31, 2005 to a negative $144,000 for the quarter ended December 31, 2006 — due to a corresponding increase in fixed operating costs as the Company expanded its internal engineering resources. Gross profit in the bulk segment declined slightly, from approximately $480,000 in the fourth quarter of 2005 to approximately $428,000 in the fourth quarter of 2006. Almost all of the approximately $1.8 million increase in bulk water sales in the fourth quarter of 2006, when compared with the fourth quarter of 2005, was generated by the Company’s newly commissioned Blue Hills plant in the Commonwealth of the Bahamas. Due to certain operational issues related to plant start-up, and the Company’s current obligations with respect to the non-revenue water (“NRW”) reduction requirements in the Blue Hills contract, water produced at the Blue Hills plant was sold at a very reduced gross margin during the fourth quarter of 2006. The Company is taking aggressive actions to address the start-up issues and complete the NRW project, in order to reduce operating costs and improve the profitability of the Blue Hills operation.

A substantial portion of the Company’s interest costs were capitalized as part of the construction cost of the Blue Hills plant during the quarter ended December 31, 2005. The Company ceased capitalizing interest when the plant was commissioned in July 2006, and all interest costs were expensed in the fourth quarter of 2006. In December 2006, the Company completed a public offering of ordinary (common) shares and used a portion of the offering proceeds to repay its outstanding term loan. This early extinguishment of debt required the Company to record a non-recurring expense of approximately $241,000 during the quarter ended December 31, 2006, reflecting the write-off of certain deferred costs associated with the loan.
The Company’s fourth quarter 2006 financial performance is not consistent with management’s expectations for the year 2007, because of the non-recurring write-offs and NRW program costs noted above.
The Company also announced that its Board of Directors has declared an increased quarterly cash dividend of $0.065 per share, payable April 30, 2007 to shareholders of record at the close of business March 31, 2007.
The Company will host a conference call at 11:00 a.m. EDT, Monday, March 19, 2007. Shareholders and other interested parties may participate in the conference call by dialing 888-562-3356 (international/local participants dial 973-582-2700) and referencing the ID code 8558021, a few minutes before 11:00 a.m. EDT on March 19, 2007. A replay of the conference call will be available two hours after the completion of the conference call from March 19, 2007 until March 26, 2007 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 8558021.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Barbados, Belize and The Commonwealth of the Bahamas. The Company’s affiliate, Ocean Conversion (BVI) Ltd., also produces and distributes water in the British Virgin Islands.
The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, or David W. Sasnett, Executive Vice President and CFO,
at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$37,310,699	$11,955,589
Accounts receivable, net	6,231,718	5,659,975
Inventory	2,794,892	2,032,209
Prepaid expenses and other current assets	1,099,619	858,870
Current portion of loans receivable	735,632	669,855

Total current assets	48,172,560	21,176,498

Loans receivable	1,697,648	1,636,702
Property, plant and equipment, net	60,229,358	32,667,615
Construction in progress	3,339,011	12,172,402
Investment in and loans to affiliate	15,470,330	12,117,731
Intangible assets	3,670,559	4,491,501
Goodwill	3,587,754	3,568,374
Other assets	2,794,123	534,368

Total assets	$138,961,343	$88,365,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	$970,081	$828,709
Accounts payable and other current liabilities	5,498,209	3,939,538
Current portion of long term debt	1,154,067	3,472,330

Total current liabilities	7,622,357	8,240,577

Long term debt	23,500,593	19,378,212
Security deposits and other liabilities	497,985	349,628
Minority interest in Consolidated Water (Bahamas) Ltd.	1,495,753	833,695

Total liabilities	33,116,688	28,802,112

Stockholders’ equity
Redeemable preference shares, par value $0.60 per share. Authorized: 200,000 shares; issued and outstanding: 24,971 shares and 32,304 shares, respectively	14,983	19,382
Ordinary shares, par value $0.60 per share. Authorized: 19,680,000 shares; issued and outstanding: 14,132,860 shares and 12,181,778 shares, respectively	8,479,716	7,309,066
Class B ordinary shares, par value $0.60 per share. Authorized: 120,000 shares Additional paid-in capital	76,071,710	35,367,037
Retained earnings	21,278,246	16,867,594

Total stockholders’ equity	105,844,655	59,563,079

Total liabilities and stockholders’ equity	$138,961,343	$88,365,191

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Retail water sales	$18,003,456	$13,372,103	$3,949,914	$3,822,786
Bulk water sales	18,303,479	11,724,438	5,110,300	3,288,692
Services revenue	1,922,273	1,090,664	288,086	260,988

Total revenues	38,229,208	26,187,205	9,348,300	7,372,466

Retail cost of sales	6,635,879	5,369,550	1,611,502	1,487,611
Bulk cost of sales	14,878,731	9,832,109	4,682,628	2,808,221
Services cost of sales	1,100,792	631,149	432,019	104,740

Total cost of sales	22,615,402	15,832,808	6,726,149	4,400,572

Gross profit	15,613,806	10,354,397	2,622,151	2,971,894
General and administrative expenses	8,421,815	6,115,297	1,801,392	1,702,662

Income from operations	7,191,991	4,239,100	820,759	1,269,232

Other income (expense):
Interest income	304,945	208,375	161,473	129,535
Interest expense	(1,886,518)	(885,628)	(709,112)	(224,412)
Other income	749,187	562,097	274,836	140,016
Equity in earnings of affiliate	1,402,249	1,390,314	366,818	335,128
Loss on early extinguishment of debt	(240,728)	—	(240,728)	—

Other income (expense), net	329,135	1,275,158	(146,713)	380,267

Net income	$7,521,126	$5,514,258	$674,046	$1,649,499

Diluted earnings per ordinary share	$0.59	$0.45	$0.05	$0.13